FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Capital Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)	Underwriting Members:(8)
2	FID CAPITAL APPRECIATION FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	7,500	$142,500	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
4	FID STOCK SELECTOR FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	1,100	$20,900	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
1	FID VALUE FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	13,500	$256,500	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
1	FID VALUE FUND	14-Dec-04	20-Dec-04	Cascade Microtech Inc.	5,300,000	$74,200,000	$14.00	15,000	$210,000	LEHMAN BROS INC	UBS Investment Bank	JPMorgan	Adam Harkness	Fidelity Capital Markets	Blaylock & Partners, L.P.	Chatsworth Securities, LLC	Oppenheimer & Co. Inc.	Wedbush Morgan Securities Inc.